Exhibit 99.1

Contact: Drew Babin, CFA
Senior Managing Director of Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS THIRD QUARTER RESULTS

Per Share Net Income of $0.29 and Normalized FFO of $0.44 in Third Quarter

Double-Digit Per Share NFFO and AFFO Growth Year-to-Date in 2021 Versus Prior-Year Period

Announced Transactions Expected to Provide $1.5 Billion in Capital and Reduce Leverage

Birmingham, AL – October 28, 2021 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the third quarter ended September 30, 2021, as well as certain events occurring subsequent to quarter end.

•	Net income of $0.29 and Normalized Funds from Operations (“NFFO”) of $0.44 for the 2021 third quarter on a per diluted share basis, in line with portfolio run-rate guidance;

•	Completed in early August the previously announced sale-leaseback transaction totaling $900 million for five general acute hospitals in South Florida leased to Steward Health Care System (“Steward”);

•	In late October:

–

Completed the previously announced $760 million sale-leaseback transaction for 18 inpatient behavioral health hospital facilities operated by Springstone, LLC (“Springstone”), as well as a $190 million investment in the operating company;

–	Acquired an €18 million cancer treatment and diagnostics center near Porto, Portugal operated by an affiliate of Atrys Health;

–

Completed the sales of the Company’s equity interest in the operations of German acute hospital operator ATOS Clinics International and separately of its equity interest in the operations of German post-acute operator MEDIAN Kliniken, both for strong double-digit internal rates of return, further validating MPT’s investing strategies;

–	Received full repayment of a short-term £250 million bridge loan extended to the buyer of Priory Group (“Priory”) in January;

•	Previously announced agreements and capital markets activity:

–

Announced in early September a partnership agreement with Macquarie Infrastructure Partners V (“MIP V”) to own a portfolio of eight Massachusetts-based general acute care hospitals currently owned by MPT and operated by Steward;

–	Announced in mid-September an agreement to lease five Utah general acute care hospitals to HCA Healthcare (“HCA”);

–	Priced in late September €500 million 0.993% senior unsecured notes due 2026 and fully redeemed all outstanding 4.000% senior unsecured notes due 2022;

•	Hospital tenants uniformly reporting continued strong operating and financial performance.

“We are delighted to see value creation recognized in our strong portfolio through the recent transactions in Massachusetts and Utah, as well as in Steward as a preeminent operator,” said Edward K. Aldag, Jr., Chairman, President, and Chief Executive Officer. “As I always say, our hospitals are a part of the infrastructure in their communities, but the real importance is in the value of our demonstrated ability to identify and underwrite the full potential of both individual hospitals and regional portfolios.”

Mr. Aldag continued, “We manage our business for long-term shareholder returns, supported by both a dividend well-covered by lease payments from our tenants and consistent growth in per share AFFO, while staying within certain long-term balance sheet parameters. Our shareholders should expect nothing different from us going forward, and we have never felt better about our range of attractive capital options and investment opportunities than we do today.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO, all on a basis comparable to 2020 results, and reconciliations of total assets to total pro forma gross assets and total revenues to total adjusted revenues.

PORTFOLIO UPDATE

During and subsequent to the third quarter, MPT continued to make accretive investments while taking advantage of private capital demand for hospital real estate to realize value creation from within its portfolio.

As described in more detail in the Company’s September 1, 2021 press release, MPT has entered into an agreement with MIP V, an Americas-focused $6.9 billion unlisted infrastructure fund managed by Macquarie Asset Management (“MAM”), pursuant to which a MIP V controlled subsidiary will acquire a 50% interest in a portfolio of eight Massachusetts-based general acute care hospitals currently owned by MPT and operated by Steward. The transaction values the real estate at $1.78 billion based on a 5.6% cash cap rate, a 48% increase versus MPT’s initial cost basis in 2016, and is expected to result in up to $1.3 billion in proceeds to MPT, including new secured debt on the currently unencumbered properties. This transaction, in addition to illustrating growing demand from sophisticated institutional investors for hospital real estate, will reduce MPT’s leverage, provide an attractive cost of equity capital to fund previously announced investments, and contribute to overall portfolio diversification.

In addition, as further depicted in the Company’s September 20, 2021 press release, MPT has entered into an agreement to lease five of its Utah hospitals to HCA with no change to the amount of cash rent currently being collected from current operator Steward. The new 15-year master lease will include five extension options of five years each, cash rental payments increasing at CPI within a collared range of 2.0% to 5.0%, and certain options allowing HCA to purchase the facilities beginning in 2028 or for MPT to sell the facilities to HCA. HCA will become one of MPT’s top-five tenants when the transaction closes in the first half of 2022. Proceeds from the sale will provide Steward with meaningful new liquidity to pursue strategic reinvestment initiatives.

The Company has total pro forma gross assets of approximately $22.1 billion, including $15.9 billion in general acute care hospitals, $2.4 billion in behavioral health facilities, $2.1 billion in inpatient rehabilitation hospitals, $0.3 billion in long-term acute care hospitals, and $0.3 billion in freestanding emergency room and urgent care properties. MPT’s portfolio, pro forma for the transactions described herein, includes roughly 440 properties and 46,000 licensed beds across the United States and in Germany, the United Kingdom, Switzerland, Italy, Spain, Portugal, Australia, and Colombia. The properties are leased to or mortgaged by 52 hospital operating companies. MPT continues to work with existing and new operators in the U.S. and abroad on numerous opportunities.

OPERATING RESULTS AND OUTLOOK

Net income for the third quarter ended September 30, 2021 was $171 million (or $0.29 per diluted share) compared to $131 million (or $0.25 per diluted share) in the year earlier period.

NFFO for the third quarter ended September 30, 2021 was $263 million ($0.44 per diluted share) compared to $221 million ($0.41 per diluted share) in the year earlier period.

Based on year-to-date transactions, along with an assumed capital structure pro forma for the completion of the partnership with Macquarie and no additional debt or equity transactions (resulting in a net debt to EBITDA ratio of approximately 6.0 times), MPT expects an annual run-rate of $1.16 to $1.20 per diluted share for net income and $1.81 to $1.85 per diluted share for NFFO. Included in the annual run-rate estimate, but not fully included in the actual results for the third quarter, are timing adjustments related to investment and capital markets transactions closed during and subsequent to the quarter, the impact of MPT’s binding agreement to execute the partnership, and the aggregate future earnings contribution from two hospitals under development and various expansion projects where rent has not yet commenced.

These estimates do not include the effects, if any, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, October 28, 2021 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2021. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 8966934. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through November 11, 2021 using dial-in numbers 855-859-2056 and 404-537-3406 for U.S. and International callers, respectively, and passcode 8966934. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with roughly 440 facilities and 46,000 licensed beds (on a pro forma basis) in nine countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual run-rate net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that the Steward Massachusetts partnership transaction and unrelated property sales, loan repayments, and other capital recycling transactions do not occur; and (xvii) the risk that the sale by Steward of its Utah operations to HCA does not occur.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	September 30, 2021	December 31, 2020
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$13,244,403	$12,078,927
Investment in financing leases	2,042,585	2,010,922
Real estate held for sale	1,096,475	—
Mortgage loans	200,285	248,080

Gross investment in real estate assets	16,583,748	14,337,929
Accumulated depreciation and amortization	(936,289)	(833,529)

Net investment in real estate assets	15,647,459	13,504,400
Cash and cash equivalents	349,652	549,884
Interest and rent receivables	64,622	46,208
Straight-line rent receivables	661,429	490,462
Equity investments	1,170,171	1,123,623
Other loans	1,502,677	858,368
Other assets	315,977	256,069

Total Assets	$19,711,987	$16,829,014

Liabilities and Equity
Liabilities
Debt, net	$10,581,023	$8,865,458
Accounts payable and accrued expenses	595,003	438,750
Deferred revenue	19,739	36,177
Obligations to tenants and other lease liabilities	157,488	144,772

Total Liabilities	11,353,253	9,485,157
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 596,145 shares at September 30, 2021 and 541,419 shares at December 31, 2020	596	541
Additional paid-in capital	8,541,092	7,461,503
Distributions in excess of net income	(117,733)	(71,411)
Accumulated other comprehensive loss	(69,843)	(51,324)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,353,335	7,338,532
Non-controlling interests	5,399	5,325

Total Equity	8,358,734	7,343,857

Total Liabilities and Equity	$19,711,987	$16,829,014

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues
Rent billed	$242,211	$192,953	$672,425	$538,277
Straight-line rent	64,637	51,125	174,975	103,697
Income from financing leases	50,667	52,544	151,898	157,469
Interest and other income	33,264	32,836	136,038	115,989

Total revenues	390,779	329,458	1,135,336	915,432
Expenses
Interest	94,132	82,263	273,409	243,538
Real estate depreciation and amortization	85,039	69,665	237,050	192,049
Property-related (A)	7,128	5,897	31,265	19,178
General and administrative	36,694	31,718	107,312	97,121

Total expenses	222,993	189,543	649,036	551,886
Other income (expense)
Gain (loss) on sale of real estate	9,294	(927)	8,896	(2,703)
Real estate impairment charges	—	—	—	(19,006)
Earnings from equity interests	7,193	5,893	21,633	15,263
Debt refinancing and unutilized financing costs	—	—	(2,339)	(611)
Other (including mark-to-market adjustments on equity securities)	(2,276)	2,461	4,747	(9,499)

Total other income (expense)	14,211	7,427	32,937	(16,556)

Income before income tax	181,997	147,342	519,237	346,990
Income tax expense	(10,602)	(15,985)	(69,141)	(24,824)

Net income	171,395	131,357	450,096	322,166
Net income attributable to non-controlling interests	(258)	(251)	(611)	(600)

Net income attributable to MPT common stockholders	$171,137	$131,106	$449,485	$321,566

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.29	$0.25	$0.76	$0.61

Weighted average shares outstanding - basic	595,119	531,095	586,291	526,651
Weighted average shares outstanding - diluted	597,320	532,436	587,971	527,832

Dividends declared per common share	$0.28	$0.27	$0.84	$0.81

(A)

Includes $4.0 million and $23.1 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three and nine months ended September 30, 2021, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
FFO information:
Net income attributable to MPT common stockholders	$171,137	$131,106	$449,485	$321,566
Participating securities’ share in earnings	(328)	(435)	(1,088)	(1,386)

Net income, less participating securities’ share in earnings	$170,809	$130,671	$448,397	$320,180
Depreciation and amortization	98,492	80,841	277,089	223,166
(Gain) loss on sale of real estate	(9,294)	927	(8,896)	2,703
Real estate impairment charges	—	—	—	19,006

Funds from operations	$260,007	$212,439	$716,590	$565,055
Write-off (recovery) of straight-line rent and other	3,650	1,266	(1,601)	27,098
Non-cash fair value adjustments	(819)	(1,575)	(2,763)	9,030
Tax rate and other changes	—	8,535	42,746	9,661
Debt refinancing and unutilized financing costs	—	—	2,339	611

Normalized funds from operations	$262,838	$220,665	$757,311	$611,455
Share-based compensation	13,555	12,372	38,590	34,600
Debt costs amortization	4,584	3,552	12,693	10,389
Rent deferral, net	559	(5,420)	2,198	(12,660)
Straight-line rent revenue and other	(79,973)	(66,554)	(215,169)	(167,028)

Adjusted funds from operations	$201,563	$164,615	$595,623	$476,756

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.29	$0.25	$0.76	$0.61
Depreciation and amortization	0.17	0.15	0.48	0.42
(Gain) loss on sale of real estate	(0.02)	—	(0.02)	0.01
Real estate impairment charges	—	—	—	0.03

Funds from operations	$0.44	$0.40	$1.22	$1.07
Write-off (recovery) of straight-line rent and other	—	—	—	0.05
Non-cash fair value adjustments	—	—	—	0.02
Tax rate and other changes	—	0.01	0.07	0.02
Debt refinancing and unutilized financing costs	—	—	—	—

Normalized funds from operations	$0.44	$0.41	$1.29	$1.16
Share-based compensation	0.02	0.02	0.07	0.06
Debt costs amortization	0.01	0.01	0.02	0.02
Rent deferral, net	—	(0.01)	—	(0.02)
Straight-line rent revenue and other	(0.13)	(0.12)	(0.37)	(0.32)

Adjusted funds from operations	$0.34	$0.31	$1.01	$0.90

Notes:

(A)

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.16	$1.20
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.16	$1.20
Depreciation and amortization	0.65	0.65

Funds from operations	$1.81	$1.85
Other adjustments	—	—

Normalized funds from operations	$1.81	$1.85

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Total Pro Forma Gross Assets

(Unaudited)

(Amounts in thousands)	September 30, 2021	December 31, 2020
Total Assets	$19,711,987	$16,829,014
Add:
Real estate commitments on new investments(1)	990,002	1,901,087
Unfunded amounts on development deals and commenced
capital improvement projects(2)	180,529	166,258
Accumulated depreciation and amortization	936,289	833,529
Incremental gross assets of our joint ventures and other(3)	1,752,842	1,287,077
Less:
Cash used for funding the transactions above(4)	(1,445,329)	(587,384)

Total Pro Forma Gross Assets(5)	$22,126,320	$20,429,581

(1)

The 2021 column reflects investments made or committed to subsequent to September 30, 2021, including the commitment to invest $950 million in a behavioral health platform across nine states and the commitment to acquire one facility in Portugal for €18 million. The 2020 column reflects investments made in 2021, including the acquisition of 35 facilities in the United Kingdom on January 19, 2021.

(2)

Includes $31.1 million and $65.5 million of unfunded amounts on ongoing development projects and $149.4 million and $100.8 million of unfunded amounts on capital improvement projects, as of September 30, 2021 and December 31, 2020, respectively.

(3)	Adjustment to reflect our share of our joint ventures’ gross assets.
(4)	Includes cash available on-hand plus cash generated from activities subsequent to period-end including loan repayments or dispositions, if any.
(5)

Total pro forma gross assets is total assets before accumulated depreciation/amortization and assumes all real estate commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded using cash on hand (if available). We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close and our other commitments are fully funded.

Adjusted Revenues

(Unaudited)

(Amounts in thousands)	For the Three Months Ended September 30, 2021
Total Revenues	$390,779
Revenue from real estate properties owned through joint venture arrangements	33,129

Total Adjusted Revenues(1)	$423,908

(1)

Adjusted revenues are total revenues adjusted for our pro rata portion of similar revenues in our real estate joint venture arrangements. We believe adjusted revenue is useful to investors as it provides a more complete view of revenue across all of our investments and allows for better understanding of our revenue concentration.